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EXHIBIT 99.2

                                     [LETTERHEAD]
                                   WESTERN BANCORP

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PRESS RELEASE
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Western Bancorp  (NASDAQ: WEBC)         Peninsula Bank of San Diego
(OTC:PNNB)
4100 Newport Place, Suite 900           1331 Rosecrans Street
Newport Beach, California 92660         San Diego, California 92166
Contacts:   Matthew P. Wagner           John G. Rebelo, Jr.
            President &                 Chairman &
            Chief Executive Officer     Chief Executive Officer
Phone:      310/477-2401                619/226-5418
FAX:        310/231-0321                619/226-5554



FOR IMMEDIATE RELEASE

                       WESTERN BANCORP ANNOUNCES MERGER WITH
                            PENINSULA BANK OF SAN DIEGO

July 24, 1998

Newport Beach, California . . . Western Bancorp ("Western") today announced it has signed a definitive agreement to merge with Peninsula Bank of San Diego ("Peninsula Bank"). Shareholders of Peninsula Bank will receive a post stock dividend price of $45.75 equating to $48.04 pre stock dividend (Peninsula Bank had declared a 5% dividend effective July 24, 1998) in shares of Western Bancorp stock for each share of Peninsula Bank stock. The acquisition will use pooling-of-interests accounting and is expected to close late in the fourth quarter of the year or early in 1999. Both companies have completed their due diligence. Completion of the transaction is conditional upon the receipt of shareholder and regulatory approvals.

Peninsula Bank has $428 million in assets and has ten branches serving San Diego County. Peninsula Bank will retain its name and form the third banking hub for Western. John G. Rebelo, Jr. will remain Chairman and Chief Executive Officer of Peninsula Bank and will join the Western Board. Mr. Larry L. Willette will remain as President and Chief Administrative Officer of Peninsula Bank.

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Matthew P. Wagner, President and Chief Executive of Western stated "Peninsula
Bank is the premier community banking franchise in San Diego County. Western is very fortunate to be able to add a banking hub in San Diego with an outstanding company such as Peninsula. The management team at Peninsula has an excellent reputation and has the skills, which will only add to the value of Western. We expect this acquisition to be accretive to earnings in 1999."

Peninsula Bank Chairman and CEO, John Rebelo, stated "Although the bank was not seeking a merger partner, Western Bancorp's offer provides current shareholders with an attractive return on their investment and the opportunity to continue their involvement and support." President, Larry L. Willette, indicated that "Western Bancorp's philosophy and attitude mirrors that of Peninsula Bank. Both institutions are relationship and customer service driven and as a result of this transaction Peninsula Bank will be provided the opportunity to preserve its name and organizational structure while adding significantly to its ability to service and support its community. San Diego's 'Real Community Bank' will just get better."

Pro forma with Peninsula Bank and Bank of Los Angeles, Western will have approximately $2.7 billion in assets and three banking subsidiaries: Peninsula Bank, Southern California Bank and Santa Monica Bank. Peninsula Bank serves San Diego County with ten branches. Southern California Bank serves southern Los Angeles, Orange and San Diego Counties with sixteen branches and with its specialized escrow services and asset based lending. Pro forma with the Bank of Los Angeles, Santa Monica Bank will serve its clients in Santa Monica, Westwood, Malibu, Marina del Rey, Beverly Hills, Century City, Encino, Culver City, West Hollywood, and Glendale with sixteen branches and its specialized trust and investment management services.

Forward-Looking Statements

This press release includes forward-looking statements that involve inherent risks and uncertainties. Western and Peninsula Bank caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which Western and its subsidiaries and Peninsula Bank operate, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating Peninsula Bank of San Diego, Bank of Los Angeles and Santa Monica Bank.

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                           MAJOR TERMS OF THE TRANSACTION


     Price per share (after 5% stock dividend)    $45.75 in stock (1)

     Aggregate value                              $113.8 million

     Price to book (June 30)                      4.17 X

     Tangible book to tangible book (June 30)     0.89X

     Price to deposits                            29.7%

     Floating exchange ratio:
           Mid point of collar ($43.125)          1.061
           Low end of collar ($38.813)            1.179
           High end of collar ($47.438)           0.964

     Target closing                               December 1998 or early 1999

(1) $48.04 before a 5% stock dividend effective July 24, 1998.

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